Ex-12a


                                                           IDACORP, Inc.
                                             Consolidated Financial Information
                                       Supplemental Ratio of Earnings to Fixed Charges


                                                             Twelve Months Ended December 31,
                                                                  (Thousands of Dollars)

                                                   1994         1995         1996         1997         1998
Earnings, as defined:
    Income before income taxes.................. $101,775     $127,342     $135,247     $133,570     $133,806
    Adjust for distributed income of equity
      investees.................................      326       (2,058)      (1,413)      (3,943)      (4,697)
    Equity in loss of equity method
      investments...............................        0            0            0            0          458
    Minority interest in losses of
      majority owned subs.......................        0            0            0            0         (125)
    Supplemental fixed charges, as below........   68,946       72,826       73,018       72,208       72,496

        Total earnings, as defined.............. $171,047     $198,110     $206,852     $201,835     $201,938

Fixed charges, as defined:
    Interest charges............................  $54,433      $56,456      $57,348      $60,761      $60,677
    Preferred stock dividends of subsidiaries-
      gross up-Idcrp rate.......................   11,097       12,834       12,079        7,891        8,445
    Rental interest factor......................      794          925          991          982          801

        Total fixed charges.....................   66,324       70,215       70,418       69,634       69,923

    Supplemental increment to fixed charges*....    2,622        2,611        2,600        2,574        2,573

        Total supplemental fixed charges........  $68,946      $72,826      $73,018      $72,208      $72,496

Supplemental ratio of earnings to fixed charges.     2.48x        2.72x        2.83x        2.80x        2.79x

* Explanation of increment:
    Interest on the guaranty of American Falls Reservoir District bonds and Milner Dam Inc. notes which are already included in operating expense.
                                                                                                               Exhibit 12-A